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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of CVB Financial Corp. on Form S-8 of our report, dated January 29, 1999, on the consolidated balance sheets of CVB Financial Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, appearing in the Annual Report on Form 10-K of CVB Financial Corp. for the year ended December 31, 1998.

/s/ DELOITTE & TOUCHE, LLP

October 6, 1999
Los Angeles, California